Exhibit 99.3

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

AVNET COMPLETES OFFERING OF $300 MILLION OF NOTES

Phoenix, AZ – March 7, 2007 – Avnet, Inc. (NYSE:AVT) today announced the completion of its public offering of $300 million aggregate principal amount of 5 7/8% Notes due 2014. The joint book-running managers for the offering were Banc of America Securities LLC and Credit Suisse Securities (USA) LLC

This press release appears as a matter of record only and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction.

A prospectus relating to this offering may be obtained from Banc of America Securities LLC by email to dg.prospectus_distribution@bofasecurities.com or by calling 1-800-294-1322, or from Credit Suisse Securities (USA) LLC, Prospectus Delivery Department, 11 Madison Avenue, Floor 2B, New York, NY 10010, 1-800-221-1037.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the world’s largest industrial distributors, based on sales, of electronic components, enterprise network and computer products and embedded subsystems. Avnet creates a vital link in the technology supply chain that connects over 300 of the world’s leading electronic component and computer product manufacturers and software developers as a single source for multiple products for a global customer base of over 100,000 original equipment manufacturers, electronic manufacturing services providers, original design manufacturers, and value-added resellers. Avnet distributes electronic components, computer products and software as received from its suppliers or with assembly or other value added by Avnet. Additionally, Avnet provides engineering design, materials management and logistics services, system integration and configuration, and supply chain advisory services.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com